Exhibit 99.1

Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 12, 2016 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,195,736 or $.24 basic and diluted earnings per share, for the quarter ended March 31, 2016 – a decrease of 0.77% from earnings for the first quarter ended March 31, 2015 of $1,204,960 or basic and diluted earnings per share of $.25 and $.24, respectively. Returns on average assets and average equity for the quarter ended March 31, 2016 were 1.22% and 11.91%, respectively, compared with the quarter ended March 31, 2015 returns on average assets and average equity of 1.32% and 12.93%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Strong lending opportunities and consistent contributions from our mortgage department have the bank off to another great start. We are pleased to be well ahead of our 2016 profit plan for the first three months. Our colleague, Sherry Sharry, recently announced her retirement from the organization she helped build over the past 30 years. A founding employee, Sherry leaves with a sterling 36 year banking career and will remain on as a director. Gene Walpole, SVP has assumed her duties and responsibilities as Chief Financial Officer. As the headlines of our paper have been filled with news of change and uncertainty with new, vacating, and merging banks, we continue our course of serving the citizens of the Lowcountry and remaining the oldest bank headquartered in Charleston."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina Corporation (BKSC)
Report of Earnings

	March 31, 2016	March 31, 2015

Shares Outstanding
BKSC Common Stock	4,917,207	4,907,223

Book Value Per Share	$8.20	$7.75

Total Assets	$403,693,992	$376,587,308

3 Months Ending

Net Income	$1,195,736	$1,204,960

Basic Earnings Per Share	$0.24	$0.25

Diluted Earnings Per Share	$0.24	$0.24

Weighted Average Shares Outstanding

Basic	4,917,334	4,907,223

Diluted	5,067,563	5,054,687

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500